Exhibit 23.2

Consent of Independent Certified Public Accountants

We consent to the reference to our firm under the caption "Experts" in this Registration Statement on Form SB-2 and related Prospectus of Dwango North America Corp. (the "Company") and to the inclusion in the Registration Statement on Form SB-2 of our report on our audit of the financial statements of Dwango North America, Inc. (a subsidiary of Dwango North America Corp.) dated June 30, 2003, with respect to Notes C and I, for which the date is August 29, 2003 and with respect to Note A [2], for which date is September 29, 2003.


/s/ Eisner LLP
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Eisner LLP

New York, New York
January 23, 2004